Exhibit 99.1
Nasdaq: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Mitchell Cohen, CFO	Stephen D. Axelrod, CFA
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
ASTA FUNDING, INC RECEIVES LETTER FROM NASDAQ
RELATING TO ITS LATE FORM 10-K
Englewood Cliffs, NJ — January 7, 2009 — On January 5, 2009, Asta Funding, Inc (NASDAQ:ASFI) (the “Company”), a consumer receivable asset management and liquidation company, received a staff determination letter from the Nasdaq Stock Market stating that the Company was not in compliance with its rules for continued listing, Rule 4310(c)(14), because it has not timely filed its Annual Report on Form 10-K for the year ended September 30, 2008. The Nasdaq letter indicated that the Company has 60 days, until March 6, 2009 to submit a plan to regain compliance. If such a plan is timely submitted by the Company, the Nasdaq Staff can grant the Company up to 180 calendar days from the due date of the Form 10-K (or June 29, 2009) to regain compliance.
As disclosed in the Company’s Form 12b-25, Notification of Late Filing, filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2008 and again on Form 8-K filed on December 31, 2008, as senior management has been engaged in negotiating various bank amendments and related documents, the Company was unable to timely file its annual report on Form 10-K for the year ended September 30, 2008.
The Company currently expects to resolve the issues with its lenders and to file its Form 10-K within the next two weeks and thereby regain compliance with Nasdaq’s rules for continued listing. If, for any reason it is unable to file the Form 10-K prior to March 6, 2009, the Company would then submit a plan to regain compliance to the Nasdaq Listing Qualifications Department no later than March 6, 2009. No assurance can be given that Nasdaq will grant an exception for the full 180-day period contemplated in the Nasdaq Marketplace Rules, if at all. Under Nasdaq’s rules, the Company’s common stock will continue to be listed on Nasdaq until March 6, 2009, and for any exception period that may be granted to the Company by the Nasdaq Listing Qualifications Department. However, until the Company regains compliance, quotation information for the Company’s common stock will include an indicator of the Company’s non-compliance and the Company will be included in a list of non-compliant companies on the Nasdaq website.
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210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release, including its ability to resolve issues with its lenders and file its Form 10-K within the next two weeks, may be “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta’s expectations. Factors that could contribute to such differences include those identified in Asta’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2007, Form 10-Q for the quarter ended June 30, 2008 and those described from time to time in Asta’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
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